                                                                   EXHIBIT 99(h)


                   CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

    I hereby consent to being named as a person who will become a director of Suiza Foods Corporation, a Delaware corporation ("Suiza"), in connection with the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of April 4, 2001, by and among Suiza, Blackhawk Acquisition Corp., a Delaware corporation, and Dean Foods Company, a Delaware corporation, in the Registration Statement on Form S-4 to be filed by Suiza with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") and to the filing of this consent as an exhibit to the Registration Statement.

                                          /s/ Lewis M. Collens
                                          Lewis M. Collens

Dated: August 10, 2001